Exhibit 10.16

PAETEC Holding Corp.

2009 Bonus Plan for Non-Commissioned Employees

Introduction

The 2009 Bonus Plan for Non-Commissioned Employees is established to provide effective incentives to enhance business performance and increase shareholder value. By aligning every employee’s bonus opportunity to the same goals, we encourage teamwork, cooperation and positive results for our Company and the interests of our shareholders.

Plan Participants

Participants in the Plan are all full-time and part-time employees not participating in the sales incentive or technical sales support incentive plans. Temporary employees are not eligible to participate.

Corporate Performance Measurement

The overall Company bonus pool will be funded based on how well PAETEC performs as a company for the plan year (fiscal 2009). The pool will be funded based on performance against the following metrics:

•	80% adjusted EBITDA[1]

•	20% Revenue

The funding of the total bonus pool available will be determined based on these two criteria. The Company must meet the minimum level of any one of the measures in order for the pool to fund.

Individual Bonus Awards

Individual bonus award targets are a percentage of eligible base salary. The target percentages are based on employment level.

Once the pool is funded, your actual award is based on your relative contribution, measured through the PAETEC Performance Management process in your manager’s discretion. This means that your actual payout will be adjusted higher or lower, based on your individual performance. Overall, individual performance against PPM objectives, including demonstration of the Corporate Values, will determine the size of your bonus. Bonus awards will vary by employee, consistent with the Company’s pay for performance philosophy. A below target performance review may result in no bonus payment.

[1]	Adjusted EBITDA

Adjusted EBITDA stands for Earnings Before (1) Interest, Taxes, Depreciation and Amortization, (2) the other items identified as being deducted from adjusted EBITDA in the fiscal 2009 operating budget previously approved by the Board of Directors and (3) any items that are not contemplated by the previously approved operating budget which the Compensation Committee of the Board of Directors determines are appropriate for exclusion consistent with the purpose of this plan. EBITDA results for bonus are measured after the bonus expense has been recorded.

Terms and Conditions

Timing of Bonus Payments

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A mid-year progress payment may be made after the completion of the first two fiscal quarters and funded based on estimated full-year Company results. The final year-end funding of the bonus pool is adjusted by the mid-year pool funding, if any, to reflect the actual full year Company performance. Actual awards are always based on individual performance. Mid-year payments are not refundable.

New Hires and Promotions

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Employees hired prior to May 1, 2009 are eligible for the mid-year progress payment. Employees hired prior to November 1, 2009 are eligible for the year-end bonus payment. The bonus target is a percentage of W-2 base wages net of overtime, prior year’s bonus and any other additives beyond base wages for the bonus period.

•	Employees promoted or demoted to a different tier will have their bonus prorated based on the portion of earnings in each tier.

Terminations

•	An employee who terminates voluntarily from the Company prior to the bonus payout is not eligible for a bonus.

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In cases of involuntary termination due to death, disability, or position elimination, or other similar events as described in the Company’s Involuntary Severance Pay Plan, before completion by the employee of the first two fiscal quarters, in the case of the progress bonus payment, or completion of the second two fiscal quarters, in the case of the year-end bonus payment, the employee will not be eligible for such bonus payment. In cases of involuntary termination due to death, disability, or position elimination, or other similar events as described in the Company’s Involuntary Severance Pay Plan, after completion by the employee of the first two fiscal quarters, in the case of the progress bonus payment, or completion of the second two fiscal quarters, in the case of the year-end bonus payment, the employee will be eligible for such bonus payment.

•	An employee who is terminated involuntarily for any other reason will not be eligible for such bonus payment.

Leave of Absence

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An employee whose status as an active employee is changed as a result of a leave of absence may be eligible for a pro rata bonus based on actual W-2 base wages net of overtime, prior year’s bonus and any other additives beyond base wages for the bonus period.

Miscellaneous

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Participation in the plan or the receipt of a bonus under the plan shall not give the recipient any right to continued employment (such employment shall be “at will”). In addition, the receipt of a bonus with respect to any bonus period shall not entitle the recipient to any bonus with respect to any subsequent bonus period.

•	The Company shall have the right to deduct from all payments under this plan any Federal or state taxes required by law to be withheld with respect to such payments.

•	PAETEC’s bonus program is discretionary. PAETEC reserves the right, at any time, to modify or amend this plan from time to time, or suspend it or terminate it entirely.

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